Exhibit 4.1

FORM OF CONVERSION NOTICE

December [   ], 2023

KeyStar Corp

Attn: Bruce Cassidy, Interim Chief Executive Officer

78 SW 7th Street, Suite 800

Miami, FL 33130

Re:	Fourth Amended and Restated Discretionary Convertible Non-Revolving Line of Credit Demand Note, dated September 14, 2023, issued by KeyStar Corp (“KeyStar”) to Excel Family Partners, LLLP (“EFP”) in the original principal amount of $10,000,000.00 (the “Note”).

Capitalized terms used herein without definition will have the meanings given to such terms in the Note.

Mr. Cassidy:

The undersigned refers to the Assignment and Assumption Agreement, dated December [   ], 2023, between EFP and the undersigned, whereby EFP assigned to the undersigned a total of [($______)] of the Debt (the “Subject Debt”), together with EFP’s rights under the Note in regard to the Assigned Debt (the “Assignment”). As the assignee of the Subject Debt by effect of the Assignment, the undersigned has the rights of a Lender to convert all or part of the Subject Debt to equity pursuant to Section 4(a) of the Note.

In connection with the Note, the undersigned hereby irrevocably elects to convert all of the Subject Debt to fully paid and non-assessable shares of common stock of KeyStar, pursuant to Section 4(a) of the Note, with the following characteristics:

1.	The Conversion Amount will be an amount equal to the Subject Debt;

2.	The Lowest Recent Price is $0.50. This is based on KeyStar’s most recent sale of shares of its common stock to an investor or lender being the sale of shares of common stock in April 2023 for $0.50 per share;

3.	The Conversion Price will be $0.40. This is 80% ($0.50 x 80% = $0.40) of the Lowest Recent Price in accordance with Section 4(a) of the Note.

4.	The number of Shares to be issued will be [ ]. This amount is the quotient of dividing the Conversion Amount by the Conversion Price [($______ / $________ = $_________)] in accordance with Section 4(a) of the Note.

5.	The Conversion Date is the date of this letter. The undersigned understands and agrees that the Shares will be issued by KeyStar’s transfer agent on or shortly after the Conversion Date.

6.	The Shares will be issued to the undersigned with standard 1933 Exchange Act restrictions.

This letter should be considered a Conversion Notice to complete the conversion of the Subject Debt to equity according to the above characteristics.

The undersigned agrees to cooperate with KeyStar’s transfer agent and provide it any additional information or documents reasonably requested for the issuance of the Shares.

Regards,
Lender:
[ ]
Address:	[ ]
[EIN][SSN]:	[ ]

CC: Clark Hill PLC, Attn: Daniel Schenck, 14850 N, Scottsdale Road, Suite 500, Scottsdale, Arizona 85254